Exhibit 2.1

AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of August 30, 2022 by and among TH International Limited, a Cayman Islands exempted company (the “Company”), Miami Swan Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of August 13, 2021 (as may be amended and modified from time to time including by Amendment No. 1, dated as of January 30, 2022, Amendment No. 2, dated March 9, 2022, and Amendment No. 3, dated June 27, 2022, the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as set forth below;

WHEREAS, Section 11.09 of the Agreement provides that the Agreement may be amended or modified in whole or in part, by an agreement in writing executed by each of the Company, Merger Sub and SPAC in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, each of the Company, SPAC and Merger Sub has approved the execution and delivery of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Merger Sub and the SPAC agree as follows:

1.                  Amendments to the Agreement.

1.1             Amendment to the Termination Date. The reference to “August 30, 2022” in Section 10.01(c) of the Agreement is hereby amended and replaced by “September 30, 2022”.

2.                  Miscellaneous.

2.1              No Further Amendment. The Parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement.

2.2              Representations and Warranties.

Each of the Company, Merger Sub and SPAC hereby represents and warrants to each other Party that:

(a)                Such Party has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by such Party of this Amendment have been duly and validly authorized by its board of directors and no other corporate action on the part of such Party is necessary to authorize the execution and delivery by such Party of this Amendment.

(b)               This Amendment has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

2.3              References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to August 13, 2021 and references to the date of this Amendment and “as of the date of this Amendment” shall refer to August 30, 2022.

2.4              Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby and any reference to the Transactions shall be deemed a reference to the Transactions as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

2.5              Other Miscellaneous Terms. The provisions of Article XI (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.

TH INTERNATIONAL LIMITED

By:	/s/ Gregory Armstrong
Name:	Gregory Armstrong
Title:	Director

MIAMI SWAN LTD

By:	/s/ Gregory Armstrong
Name:	Gregory Armstrong
Title:	Director

[Signature Page to Amendment No. 4 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.

SILVER CREST ACQUISITION CORPORATION

By:	/s/ Liang Meng
Name:	Liang Meng
Title:	Director

[Signature Page to Amendment No. 4 to Agreement and Plan of Merger]